Exhibit 14.2

SIXTH STREET PARTNERS INVESTMENT ADVISER CODE OF ETHICS

INTRODUCTION

Sixth Street’s reputation in the investment community, with our investors, and with those individuals and organizations with which we have contact, depends upon the manner in which we conduct our affairs. To this end, Sixth Street has the Sixth Street Partners Investment Adviser Code of Ethics (the “Code”) to guide us and to help us to ensure that we comply with all applicable federal laws, rules and regulations and those of the states and foreign jurisdictions in which Sixth Street conducts its business. Our overriding goal is to comply with our fiduciary duty to any of Sixth Street’s investment advisory clients (e.g., pooled investment vehicles), which are the Clients.

Adherence to the letter and spirit of the Code is a basic condition of employment with Sixth Street. Failure to adhere to either the letter or the spirit of the Code may result in disciplinary action, including termination of employment. See “Enforcement of the Code” for further information on Sixth Street’s sanction policies.

If you have any doubt as to the appropriateness of any activity, believe that you have violated the Code or become aware of a violation of the Code by another individual, you should promptly report such issues to Sixth Street Compliance.

The Chief Compliance Officer (“CCO”) may delegate responsibilities under the Code to other members of Sixth Street Compliance as deemed appropriate. General questions regarding the application of the Code may be directed to Sixth Street Compliance at sixthstreetcompliance@sixthstreet.com.

SIXTH STREET STANDARDS OF BUSINESS CONDUCT

Sixth Street seeks to foster and maintain a reputation for honesty, openness, trust, integrity and professionalism. The confidence and trust placed in Sixth Street by our investors is something we value greatly and endeavor to protect. That reputation is a vital business asset. Accordingly, Sixth Street places a high value on ethical conduct by Sixth Street and by persons working on behalf of Sixth Street. To further promote the importance of this value, we have adopted the Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance, by persons to whom the Code applies, with the federal securities laws and the fiduciary duties owed to our Clients. We expect and insist that all persons subject to the Code meet the letter and spirit of the Code and also live up to the ideals of our organization.

Securities Laws

Sixth Street is a global alternative asset investment firm with a broad, international investor base. As such, our business is highly regulated and Sixth Street is committed to compliance with applicable laws and regulations. Each of us must also recognize our personal obligations as individuals to understand and obey the laws that apply to us in the conduct of our duties. They include laws and regulations that apply specifically to investment advisers, as well as laws with broader applicability including prohibitions on insider trading and other forms of market abuse.

Fiduciary Duty

Sixth Street is a fiduciary, and as such, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our investors. Our investors’ interests are paramount and come before Sixth Street’s own interests. This means we must render disinterested advice, protect Client assets, offer investment opportunities to the Clients before Sixth Street or its personnel, and otherwise always act in the best interest of the Clients.

Conflicts of Interest

We must strive to identify and avoid conflicts of interest with the Clients, regardless of how such conflicts may arise. Please refer to Sixth Street’s Conflicts Policy for further detail.

SCOPE OF THE CODE

Persons Covered by the Code

The Code generally applies:

•	Every director[1], officer, partner and employee of Sixth Street.

•

Any natural person (including independent contractors, temporary personnel and interns) who is subject to Sixth Street’s supervision and control who has access to nonpublic information regarding any Clients’ purchase or sale of securities or who is involved in making securities recommendations to the Clients or who has access to such recommendations that are nonpublic.

•	Any other person specifically designated by Sixth Street Compliance as subject to the Code.

The activities of your family/household are also covered by the “Personal Trading Policies and Procedures” and “Reporting and Certification Requirements” portions of the Code. Members of your family/household for purposes of the Code include the following:

•	Your spouse, your domestic partner, or your live-in significant other;

•	Your adult children where they live in your household and/or are economically dependent on you;

[1]	Excludes TSLX independent directors

•

Any of the following people who live in your household: adult children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, siblings, mother-, father-, son-, daughter-, brother- or sister-in law, any person related by adoption and any individual economically dependent upon you; and

•	Any related or unrelated individual whose investments are controlled by you.

Persons Not Covered by the Code

Notwithstanding the foregoing and subject to applicable law, Sixth Street Compliance may determine that certain individuals should not be covered by the Code or portions thereof.

Investment Accounts to be Reported under the Code

Investment accounts that must be reported under the Code include those with brokers, dealers, investment managers or banks in which any security/securities are held for your or your family/household’s direct or indirect benefit. Please note that not all securities and transactions in securities within these investment accounts are subject to the Code’s preclearance and reporting requirements. These requirements are detailed later within the Code.

Exceptions

If you have an account you feel should not be subject to the above reporting requirement, you should submit a written request for clarification or an exemption to Sixth Street Compliance. The request should name the account, describe the nature of your interest in the account, the person or firm responsible for managing the account, and the basis upon which the exemption is being claimed. Requests will be considered on a case-by-case basis.

In all transactions involving such an account, however, you should conform to the spirit of the Code and avoid any activity which might appear to conflict with the interests of Sixth Street’s clients or investors or with your duties as an employee of Sixth Street.

INSIDER TRADING

Background

Sixth Street employees may not effect transactions in any accounts, including Sixth Street or personal accounts, or advise others to effect transactions while such person is in possession of material, non-public information (“MNPI”). Additionally, Sixth Street employees may not misappropriate such information or communicate (“tip”) such information to others.

Trading securities while in possession of or improperly communicating that information to others may result in severe penalties. The U.S. federal securities laws addressing insider trading are constantly evolving.

Generally, insider trading occurs when a person or entity trades in a security on the basis of MNPI that was obtained in breach of a duty with an intent to deceive, manipulate, or defraud. Employees may not knowingly or recklessly breach a duty owed by:

•	trading while in possession of material nonpublic information;

•	communicating (“tipping”) such information to others;

•	recommending the purchase or sale of securities on the basis of such information; or

•	providing substantial assistance to someone who is engaged in any of the above activities.

This means that if you trade a security on behalf of Sixth Street at a time when you know or should know that you are in possession of material nonpublic information about the issuer, you (and, by extension, Sixth Street) may be deemed to have violated the insider trading laws.

Additionally, if you trade a security on behalf of Sixth Street at a time when any person at Sixth Street has material nonpublic information about the issuer, even if the person is not aware that Sixth Street possesses the information, Sixth Street may be deemed to have violated insider trading laws.

What is “Material” Information?

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of an issuer’s securities. The information need not be so important that it would have changed the investor’s decision to buy or sell. Information that should be considered material includes, but is not limited to, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, changes in management, the grant or denial of significant governmental or regulatory approvals, liquidity problems and significant new products, services or contracts. Material information can also relate to events or circumstances affecting the market for an issuer’s securities such as information that a brokerage house is about to issue a stock recommendation or that a forthcoming newspaper column will contain information that is expected to affect the market price of a security.

What is “Nonpublic” Information?

Nonpublic or confidential information is any information that is not public or which has been provided to Sixth Street by an external source with the expectation that the information will be kept confidential and used solely for specified business purposes. Such information may be provided directly to Sixth Street by an external party pursuant to the terms of a non-disclosure agreement or other confidentiality agreement, or from a third party that a Sixth Street employee knows or should know is nonpublic.

Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through company press releases or public filings).

International Rules and Regulations

To the extent that you operate out of or conduct business in a non-U.S. jurisdiction, additional rules and regulations may apply. Please reference the Compliance Manuals for TSSP Europe, LLP and TSSP Hong Kong (A) Limited, respectively, for further detail and consult with Sixth Street Compliance for any related questions.

Liability of Tippers and Tippees

Given the business activities of Sixth Street, it is important to understand that a person can be held liable for insider trading even if that person does not personally engage in any trading activity; in the U.S., for example, federal securities laws permit liability under certain circumstances when a person communicates information to another person who then trades. In addition, the person who receives such nonpublic information may be subject to liability if he or she knows or should have known that nonpublic information was provided to him or her in violation of a duty owed to a third party.

Note that the prohibition on trading while in possession of material nonpublic information or tipping such information applies to the securities of all companies, including companies with which Sixth Street and the Clients neither have, nor are considering, an investment or other relationship.

Monitoring List

Sixth Street Compliance’s Control Room maintains Sixth Street’s Monitoring List, which contains the names of issuers for which Sixth Street Compliance has a reason to monitor firm or personnel trading in the issuer or its related entities for potential conflicts of interest and for risk of actual or perceived insider trading. Issuers on the Monitoring List may include, for example, existing and former portfolio companies, companies where a Sixth Street Employee is a board member, and companies about which Sixth Street or its personnel have received or anticipate receiving material nonpublic information.

The Monitoring List is a highly confidential list that is maintained in the possession of the CCO, his or her designees and certain other limited personnel within Sixth Street. Its contents generally will not be shared by Sixth Street Compliance within Sixth Street and otherwise must not be communicated directly or indirectly to anyone outside Sixth Street without the prior consent of Sixth Street Compliance.

To assist in ensuring that the Monitoring List is current and complete, if you are presented with the opportunity to learn nonpublic information in connection with your analysis of any security or other instrument, prior to obtaining the information or signing any confidentiality letter or agreement relating to the information, you must clear with Sixth Street Compliance the receipt of such information and the signing of any such confidentiality letter or agreement. The issuer to which the information relates will be placed on Sixth Street’s Monitoring List, as appropriate.

In addition, if you inadvertently receive or anticipate receiving information about an issuer that you believe may be material nonpublic information (including unsolicited information from an investment bank or similar source), you must immediately notify Sixth Street Compliance of the information. If Sixth Street Compliance determines that the information constitutes material nonpublic information that might expose Sixth Street or any of its affiliates to liability for “insider trading,” the issuer to which the information relates will be placed on the Monitoring List.

Trading in a name on the Monitoring List by any person covered by the Code either for their own account or for the account of any of the Clients is subject to prior review by Sixth Street Compliance and may on a case-by-case basis include a determination as to whether Sixth Street or any member or employee of any Sixth Street or any person covered by the Code may be in possession of material nonpublic information.

In maintaining the Monitoring List, Sixth Street Compliance will apply such procedures as it deems appropriate, which may include attending Sixth Street meetings and monitoring email and other communications, both internal and external, of Sixth Street Employees.

Sixth Street Compliance will determine when an issuer may be removed from the Monitoring List after consideration of the relevant facts and circumstances. Sixth Street Compliance generally will not remove an issuer from the Monitoring List until the relevant material nonpublic information has been publicly disclosed or a determination is made that such information is no longer material.

Sanctions Specific to Insider Trading Violations

Insider trading violations may result in severe sanctions being imposed on the individuals involved and on Sixth Street. These could involve administrative sanctions by various regulatory agencies, such as being barred from employment in the securities industry, regulatory suits for disgorgement and civil penalties of, in the aggregate, up to three times the profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at or about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences. In addition, even in the absence of legal action, violation of insider trading prohibitions or failure to comply with the Code may result in termination of your employment and referral to the appropriate authorities.

No Fiduciary Duty to Use Material Nonpublic Information

Sixth Street has fiduciary relationships with the clients, but has no legal obligation to recommend or carry out investment transactions in the securities of any issuer while in possession of information they know to be MNPI relating to that issuer. In fact, as noted above, such conduct often might violate the federal securities laws.

If you have any doubt or uncertainty about whether any particular course of action might give rise to an insider trading issue, you should consult with Sixth Street Compliance

PERSONAL TRADING POLICIES AND PROCEDURES

Personal Trading Policies

Brokers

You are limited to opening and maintaining personal brokerage accounts with brokerage firms which provide electronic feeds into STAR of your personal trading activity (“Approved Brokers”) absent written approval from Sixth Street Compliance. Such written approval from Sixth Street Compliance regarding use of non-approved brokerage firms may be conditioned upon your agreeing to pay costs associated with compliance reviews of your non-approved brokerage accounts. Please note this requirement also applies to your family/household. The list of Approved Brokers can be found here: https://tpg.ent.box.com/folder/111926818275

Personal securities transactions executed with Approved Brokers are updated electronically and monitored by Sixth Street Compliance through STAR, an automated personal trading system. The current list of Approved Brokers is available from Sixth Street Compliance.

You should consult Sixth Street Compliance if you believe that you have reportable accounts (e.g., family trust accounts and discretionary managed accounts) that cannot readily be maintained with an Approved Broker.

Preclearance Requirement

You must obtain prior written approval from Sixth Street Compliance before engaging in a transaction that includes purchasing, selling, transferring, receiving or giving as a gift or exercising any option on/in any Covered Securities in any account which you or a member of your family/household has any Beneficial Ownership13. Details on the preclearance procedures are provided in the “Personal Trading Procedures” section of the Code. (Please refer to Exhibit A for a list of Covered Securities that are subject to the preclearance requirement).

[13]

Beneficial Ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a Client), even if you do not share in the profits.

A Covered Security includes:

•	Stocks, bonds, futures, REITs or other investment contracts;

•	Options on securities and any underlying instruments that require preclearance;

•	Exchange-traded securities (“ETFs”) that invest in industry-specific securities;

•	Investments in all kinds of limited partnerships; and

•	Private investments in private/hedge funds and in other privately placed opportunities (“private investments”), including early-stage seed investments and direct investments in operating companies.

Please note that, because Sixth Street initiates the offering of interests in Clients or related investment vehicles, you need not preclear your investment in Clients or related investment vehicles. Preclearance will have already taken place prior to the offering of the relevant interest.

A Covered Security does not include, for example:

•	Direct obligations of the U.S. government (or other sovereign government bonds);

•	Bankers’ acceptances, bank certificate of deposits, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

•	Shares issued by money market funds;

•

Shares of open-end investment companies (e.g., certain mutual funds) that are registered under the Investment Company Act of 1940, as amended, that are not advised or sub-advised by a Sixth Street portfolio company; and

•	Shares issued by UIT’s that are invested exclusively in one or more open-end mutual funds, other than those advised or sub-advised by a Sixth Street portfolio company.

For purposes of these preclearance requirements and reporting requirements noted below, a person is generally presumed to have Beneficial Ownership of the following securities:

•	Securities owned in the person’s name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

•	Securities owned directly or indirectly through an account or investment vehicle for your benefit, such as a 401k, IRA, family trust or family partnership.

•

Securities owned by or for a partnership in which the person is a general partner (whether the name is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

•	Securities owned in which the person has a joint ownership interest, such as property owned in a joint brokerage account.

•	Securities in which a member of your family/household has a direct, indirect or joint ownership interest if the immediate family/household member resides in your household.

•	Securities owned by trusts, private foundations or other charitable accounts for which the person has investment discretion.

•	Securities owned by a trust of which the person is a beneficiary.

•

Securities that are being managed for your benefit on a discretionary basis by a financial advisor, broker, bank, trust company or similar manager, unless the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person’s Beneficial Ownership. This is because, unless the account is a “blind trust” or similar arrangement, the owner of the account can still communicate with the manager about the account and potentially influence the manager’s investment decisions.)

•

Securities that are held within a 529 Plan. Per the SEC’s July 2010 no-action letter to WilmerHale, LLP, unless an adviser is involved with a 529 Plan (e.g., managing or marketing the plan), access person investments in 529 Plans are not “reportable securities”.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of the Code. You should ask Sixth Street Compliance if you have any questions or doubts at all about whether you or a member of your family/household would be considered to have Beneficial Ownership in any particular situation.

Prohibition on Trading in Covered Securities that Are Being Considered for Purchase or Sale for a Client

Barring an approval from Sixth Street Compliance, you and members of your family/household are prohibited from trading in a Covered Security if you have actual knowledge that such security is being considered for purchase or sale by a Client. This prohibition applies during the entire period that the Covered Security is being considered by Sixth Street for purchase or sale and regardless of whether the Covered Security is actually purchased or sold for any Clients. Transactions are restricted and will be denied preclearance under the circumstances noted herein.

Please note that the above restrictions apply equally to the Covered Security and to instruments related to the Covered Security. A related instrument is any security or instrument issued by the same entity as the issuer of the Covered Security, including options, rights, warrants, preferred stock, bonds and other obligations of that issuer or instruments otherwise convertible into securities of that issuer. The restrictions may also apply to issuers that own or otherwise have a substantial interest in the Covered Security, such as a parent of the Covered Security or related instrument.

The restrictions described above are designed to avoid conflicts with our Clients’ interests. However, patterns of trading that meet the letter of the restrictions but are intended to circumvent the restrictions are also prohibited. It is expected that you will comply with the restrictions below in good faith and conduct your personal securities transactions in keeping with the intended purpose of the Code.

Exceptions

The above prohibition does not apply to transactions where neither you nor a member of your family/household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion or transactions in Covered Securities pursuant to an automatic investment plan. An “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Further, you are permitted to invest through a discretionary managed account (i.e., an account for which someone other than you has investment discretion) without being required to preclear transactions only under the following conditions:

•	Your financial advisor must provide Sixth Street Compliance with an executed managed account compliance letter prior to executing any securities transactions in a discretionary managed account;

•

The managed account compliance letter must indicate, in relevant part, that the financial advisor will not consult you and you will not have any input into or knowledge of the transactions to be placed prior to the execution of the transactions;

•

Periodically, your financial advisor must provide Sixth Street Compliance with an acknowledgement confirming that, he or she did not consult with you and you did not have any input into or knowledge of any transactions to be placed prior to the execution of the transactions; and

•	Upon request, you must provide Sixth Street Compliance with specific certifications confirming that, you did not have direct or indirect influence or control over a discretionary managed account.

Although you are not required to preclear transactions in managed accounts that satisfy the aforementioned condition, you are required to report transactions and holdings in such accounts.

To affect the managed account exemption for an account, contact Sixth Street Compliance for a managed account compliance letter which can be sent to your financial advisor. Periodically, Sixth Street Compliance may ask that you re-affirm the terms of any approved arrangement.

Preclearance Procedures

You and members of your family/household are prohibited from engaging in certain transactions in a Covered Security in any account of which you or a member of your family/household has any Beneficial Ownership, unless you obtain, in advance of the transaction, preclearance for that transaction. Approval must be obtained prior to placing a trade with a broker or otherwise transacting in a Covered Security.

Sixth Street Employees must submit a preclearance request in the StarCompliance system which will include the (i) name of the issuer of the security; (ii) ticker and/or cusip/isin/sedol, if applicable; (iii) number of shares or par value to be traded or invested; (iv) whether the transaction is a buy, sell, or applicable action; and (v) confirmation that the issuer has at least a $5 billion market capitalization. Each request will be reviewed by a Firm Partner and Compliance and you will receive an email notification approving or denying the trade request.

Length of Trade Authorization

Market Order

Except as otherwise approved in writing by Sixth Street Compliance, any authorization of a transaction is effective until the earlier of (i) its revocation by Sixth Street Compliance,

(ii) the end of two (2) trading days immediately following the day on which authorization is granted (for example, if authorization is provided on a Monday, it is effective until the end of Wednesday) or, (iii) the moment you learn that the information in your pre-clearance request is not accurate. If the order is not placed within that period, a new authorization must be obtained before you place the trade.

Limit Order

Should you request approval for a limit order, it must be placed on the day it is granted or by the end of the two (2) trading days immediately following the day on which authorization is granted and can remain open so long as the security, price, and size parameters remain unchanged. If you would like to change any parameters of the requested trade, including a cancellation, then you must request a new approval to either make the change or cancel the order. When requesting approval to place a limit order, you must affirmatively disclose to Sixth Street Compliance its treatment as a limit order, the price at which the limit order is set to execute, and the size of the intended order.

Sixth Street Compliance may deny a pre-clearance request for any reason and for any length of time. The reason for the denial and the period of time the security may not be traded will not be disclosed by Sixth Street Compliance. Sixth Street Compliance may also revoke a pre-clearance approval any time after it is granted and before you execute the transaction.

Excessive Trading

Personal trading activity must not be so excessive as to conflict with time spent in fulfilling one’s daily job responsibilities on behalf of Sixth Street. Sixth Street Compliance reserves the right to require that you include your managers on requests for preclearance, to contact your managers regarding your trading levels and/or to impose certain restrictions on the frequency of such activity.

Holding Period

Securities transactions by covered persons are meant to be for investment purposes and as mentioned, must not rise to the level of excessive trading. Trading in personal accounts is therefore subject to the following Holding Period:

•	Positions (long or short) established in Covered Securities must be held for a minimum of 90 calendar days, measured from the date that the position is established

•	Positions in instruments that are not Covered Securities are not subject to the Holding Period

Notwithstanding this Policy, Sixth Street recognizes that market conditions may arise that would compel a covered person to conduct transactions in a shorter time period than set forth above. Compliance reserves the right to provide an exception to the Holding Period policy based on market conditions.

Initial Public Offerings

Neither you nor any member of your family/household may engage in a personal transaction involving the purchase of any security (debt or equity) in an initial public offering (“IPO”) (including initial offerings of closed-end funds) except with the specific, advance written approval of Sixth Street Compliance, which Sixth Street Compliance may deny for any reason. Additional restrictions on the purchase of a security in an IPO apply to persons associated with Sixth Street BD, LLC.

Initial Coin Offerings

Neither you nor any member of your family/household may engage in a personal transaction involving an initial coin offering (“ICO”) except with the specific, advance written approval of Sixth Street Compliance, which Sixth Street Compliance may deny for any reason.

Tokens

Neither you nor any member of your family/household may engage in a personal transaction involving privately placed or Pre-ICO Tokens (e.g., digital assets whose value is tied to an underlying platform) except with the specific, advance written approval of Sixth Street Compliance, which Sixth Street Compliance may deny for any reason.

TSLX Open Window Period

Sixth Street Specialty Lending, Inc. (NYSE: TSLX) is a publicly traded business development company that sits within Sixth Street.

No Sixth Street insiders, nor Sixth Street itself (which includes TSLX), may execute a transaction in a TSLX security except during an “open window period,” which ordinarily will begin at the close of business on the third business day following the release of TSLX’s quarterly earnings, and will end three weeks thereafter. The ability to trade during such an open window period may be curtailed at the discretion of Sixth Street Compliance. Note that trading in TSLX securities by Sixth Street insiders is subject to normal Sixth Street trade pre-clearance requirements, except with respect to trades executed pursuant to an approved TSLX 10b5-1 trading plan as described below.

TSLX 10b5-1 Trading Plans

Notwithstanding the prohibition against insider trading, Rule 10b5-1 of the Securities Exchange Act of 1934 and this policy permits TSLX directors, officers, Sixth Street Employees, and Sixth Street and its affiliates (including TSLX), to trade in TSLX’s securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the TSLX director, officer, or employee was not in possession of material nonpublic information. This policy requires trading plans to be written and to specify the amount of, date on, and price at which the securities are to be traded or establish a formula for determining such items. A TSLX director, officer or employee who wishes to enter into a trading plan must submit the trading plan to Sixth Street Compliance for approval prior to the adoption or amendment of the trading plan. Trading plans may not be adopted when the TSLX director, officer or employee is in possession of material nonpublic information about TSLX. A TSLX director, officer or employee may amend or replace his or her trading plan only during periods when trading is permitted in accordance with this policy.

Private Placements

Neither you nor any member of your Family/Household may purchase securities or tokens in a private placement transaction (including hedge funds) unless approval of Sixth Street Compliance is obtained. Sixth Street Compliance may deny approval for any reason.

For Private Investments in funds and operating companies, the preclearance process includes answering a detailed conflicts questionnaire in StarCompliance and providing the dynamics of the investment opportunity.

If preclearance is obtained, the approval is valid until the private placement transaction closes.

Waivers and Exemptions

Subject to applicable law, Sixth Street Compliance may from time to time grant waivers or exemptions, other than or in addition to those described previously, from the trading restrictions, preclearance requirements or other provisions of the Code with respect to particular individuals and types of transactions or securities, where in the opinion of Sixth Street Compliance, such an exemption is appropriate in light of all the circumstances. Sixth Street Compliance will maintain records necessary to justify such waivers or exemptions.

REPORTING AND CERTIFICATION REQUIREMENTS

Personal Securities Reports and Certifications

Initial and Annual Holdings Reports

You are required to disclose Covered Securities for you and members of your Family/Household promptly upon commencement of employment and on an annual basis thereafter. Please see the definition of a Covered Security under “Personal Trading Policies” above for detail on which securities would be considered Covered Securities.

You must submit initial and annual holdings reports:

a.	No later than 10 calendar days after becoming covered by the Code. Information must be current as of a date no more than 45 calendar days prior to the date you become covered by the Code, and

b.

At least once each 12-month period thereafter. Information must be current as of a date no more than 45 calendar days prior to the date the report was submitted. This requirement may be addressed through the annual certification process in the firm’s Code of Ethics system.

You will be prompted by Sixth Street Compliance when the information is due for submission.

Account Activity

If you or any member of your family/household has an investment account with any broker, dealer or bank, you or your family/household member must arrange for (i) an electronic feed of account activity if the account is with an Approved Broker or (ii) the broker, dealer or bank to send directly to Sixth Street Compliance, contemporaneous duplicate copies of all brokerage statements and trade confirmations relating to that account if a waiver from the Approved Broker requirement has been granted by Sixth Street Compliance, by email at paperstatements@sixthstreet.com or in hard copy to Sixth Street Compliance, 888 7thAvenue, 34th Floor, New York, NY 10106, United States or to such other third party as Sixth Street Compliance shall designate.

Exception

If applicable laws or regulations in the jurisdiction relevant for your or your family/household’s purposes prohibit brokers, dealers or banks from providing duplicate brokerage statements and trade confirmations directly to Sixth Street, you and/or your family/household (as relevant) instead must file a Quarterly Transaction Report as specified below.

Persons Associated with Sixth Street BD, LLC

If you are a registered representative of Sixth Street BD, LLC, it is important that when opening an account with a broker-dealer, you notify the broker-dealer of your association with Sixth Street BD, LLC.

Quarterly Certification and Quarterly Transaction Report

Quarterly Certification

You are required to make a certification regarding your personal securities transactions each quarter via STAR. Specifically, every calendar quarter, you and your family/household must certify that you and your family/household have directed all brokers, dealers and banks to furnish brokerage statements and trade confirmations directly to Sixth Street Compliance, that no transactions that would be required to be reported were effected during the quarter except through accounts for which you and your family/household have directed the broker, dealer or bank to send brokerage statements and trade confirmations directly to Sixth Street Compliance and that, as far as you and your family/household know, those statements and confirmations are complete and accurate representations of all transactions during the most recent calendar quarter.

Sixth Street Compliance will notify you of this certification requirement each quarter. This certification must be completed no later than the deadline set in the notice sent by Sixth Street Compliance, generally 30 calendar days after the close of the calendar quarter. Failure to submit within the deadline included in the notice from Sixth Street Compliance contravenes applicable regulatory requirements.

Quarterly Transaction Report

If applicable laws or regulations in the jurisdiction relevant for you or your family/household’s purposes prohibit brokers, dealers or banks from providing brokerage statements and trade confirmations directly to Sixth Street, no later than the deadline set by Sixth Street Compliance, generally 30 calendar days after the close of the calendar quarter, you and/or your family/household (as relevant) must use STAR to submit a Quarterly Transaction Report.

Initial and Annual Certifications and Questionnaires

Code of Ethics

Upon hire and at least annually thereafter, you will receive and be required to review the current Code. You may also be asked to acknowledge receipt of the Code, your understanding of the Code and your compliance with the Code.

Conflicts of Interest

Annually, you will be asked to complete a Conflicts of Interest questionnaire and certification regarding outside affiliations. Such questionnaire may include items related to relationships with broker-dealers or government entities, as well as holding board memberships.

Disciplinary Questionnaire

Annually, you will be asked to complete a disciplinary questionnaire and certification. Such questionnaire may include questions related to a variety of civil, criminal, regulatory or disciplinary matters.

Exception

The above reporting and certification requirements do not apply to transactions in or ownership of Clients or other investment vehicles sponsored by Sixth Street. Sixth Street maintains the official records of all investor holdings in Clients and other investment vehicles sponsored by Sixth Street.

OUTSIDE BUSINESS ACTIVITIES AND AVOIDING CONFLICTS OF INTEREST

To avoid conflicts of interest and other compliance and business issues, Sixth Street Compliance reviews requests for outside business activities via STAR and requires those subject to the Code to periodically certify to their disclosure.

Outside business activities are activities you are engaged in outside of Sixth Street, whether or not you receive compensation, including without limitation:

•	Being employed by, serving as a director or officer for, or acting as a consultant for, another person or entity;

•	Receiving compensation from another person or entity for business activities including, for example, a family business;

•	Receiving fees for an external work product, such as an article or speech; and/or

•	Holding elected or appointed political or governmental position.

For purposes of this policy, the following are not considered to be outside business activities:

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Participation in community organizations (e.g., local churches, homeowners’ associations, rotary clubs, charities or other community organizations), unless you are involved in any investment-related activities in connection therewith;

•	Association with a corporation, partnership, trust or other entity established for personal financial planning or holding personal investments; and/or

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Involvement with personal or family-owned real estate-related holdings/investments, unless the employee spends more than a de minimis amount of their time involved in the operations or management of such entities.

Specifically, Sixth Street prohibits those subject to the Code from serving as officers or members of the board of any other entity, except with the advance STAR request and approval of Sixth Street Compliance. Sixth Street Compliance can deny such service for any reason. This approval requirement does not apply to service as an officer or board member of (i) any parent or subsidiary of Sixth Street or any not-for-profit or similar entity, (ii) when requested by Sixth Street, any portfolio company held by a Client, or (iii) any other entity for which such service was undertaken prior to date of Sixth Street’s initial adoption of the Code.

Additional potential conflicts of Sixth Street, such as those related to gifts, political contributions and brokerage activities are covered in other compliance policies in the Sixth Street Compliance Policies and Procedures Manual.

CLIENT AND INVESTOR CONFIDENTIALITY

Any nonpublic information concerning our clients or investors that you acquire in connection with your association at Sixth Street is confidential. This includes information regarding actual and contemplated investments, financial circumstances and client and investor interests. You should not discuss client or investor business, including the existence of an investor relationship, with outsiders unless it is a necessary part of your job responsibilities.

For the avoidance of doubt, no confidentiality, non-disparagement or other obligation you owe to us prohibits you from reporting possible violations of Federal or State law or regulation to any governmental agency or entity under any whistleblower protection provision of U.S. Federal or State law or regulation (including Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002) or requires you to notify us of any such report. In making any such report, however, you are not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice, that contain legal advice or that are protected by the attorney work product or similar privilege.

In addition, you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (1) in confidence to a federal, state or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, you acknowledge that you may be held liable if you unlawfully access trade secrets by unauthorized means.

ENFORCEMENT OF THE CODE

If Sixth Street Compliance determines that you may have breached the Code, Sixth Street Compliance will review and document the issue and discuss the issue with you, as appropriate. If Sixth Street Compliance determines that you have violated the Code, a sanction will be imposed. Sixth Street Compliance may review certain Code sanctions with senior members of Sixth Street’s management.

Sanctions may include, but are not limited to:

•	verbal or written warnings;

•	written censures;

•	additional training;

•	additional oversight by Sixth Street Compliance;

•	re-certification of applicable policy;

•	penalties or fines;

•	temporarily suspending, curtailing or adjusting participation in fundraising efforts or investment-related activity;

•	unwinding of personal securities trades;

•	disgorgement of trading gains or payment of losses avoided;

•	immediate suspensions on a temporary or permanent basis of personal trading privileges;

•	suspension of employment without pay or termination of employment; and

•	referral to a government regulatory agency, self-regulatory agency or other appropriate authority.

ADMINISTRATION OF THE CODE

Code Interpretation and Administration

Sixth Street Compliance is responsible for (i) establishing policies and procedures for the administration of the Code; (ii) granting exceptions or exemptions to any provision of the Code, on an individual or a group basis, provided that such exceptions or exemptions are consistent with the spirit of the principles of the Code; (iii) appointing one or more designees and defining the scope of his or her authority and day-to-day responsibilities (in addition to those specified in the Code); (iv) considering and approving amendments to the Code; and (v) reviewing and considering any decisions made by the designees.

Distribution and Acknowledgement of the Code

Sixth Street Compliance is required to provide you with a copy of the Code and any amendments thereto, and you are required to provide a written (or electronic) acknowledgement of your receipt of the Code and any amendments to the Code.

Review of Personal Holding and Transaction Reports and Additional Requests

All personal holding and transaction reports filed by you or received on your behalf pursuant to the Code will be maintained by Sixth Street Compliance. Such reports will be reviewed by Sixth Street Compliance. All personal holding and transaction reports filed by a member of Sixth Street Compliance shall be reviewed by a different member of Sixth Street Compliance (i.e., a Sixth Street Compliance member shall not review his or her own reports).

Recordkeeping Requirements

Sixth Street shall maintain in an easily accessible place the following records:

•	a copy of the Code and any code of ethics previously in effect for Sixth Street at any time during the past five years;

•	a record of any violation of the Code and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

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a copy of each personal holding or transaction report (or brokerage statements and/or trade confirmations provided in lieu thereof) submitted pursuant to the Code for a period of five years (such copies need be preserved in an easily accessible place only for the first two years);

•	copies of written acknowledgments of receipt of the Code for each person who is currently or was within the last five years subject to the Code;

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a record of the names of all persons subject to the Code currently or within the past five years, even if some of them are no longer subject to the Code, the holdings and transactions reports made by these individuals, and records of all such individuals’ personal securities reports (and duplicate brokerage confirmations and account statements in lieu of these reports); and

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a written record of any decision, and the reasons supporting any decision, to approve the purchase by a person covered by the Code in an IPO or private placement transaction or other limited offering for a period of five years following the end of the fiscal year in which the approval is granted.

Prohibition on Personal Securities Trading

Notwithstanding anything contained herein to the contrary, Sixth Street Compliance may prohibit or limit the personal securities trading activities of persons covered by the Code for any or no reason at any time.

LAST UPDATED: April 2022